EMPLOYMENT AGREEMENT

     The parties to this agreement are Irwin Engelman, residing at 936 Fifth Avenue, New York, N.Y. 10021 (the "Executive"), and YouthStream Media Networks, Inc., a Delaware corporation with its principal office at 28 West 23rd Street, 6th Floor, New York, New York 10010 (the "Company").

     The parties have agreed upon the employment of the Executive as Executive Vice President and Chief Financial Officer on the terms set forth in this agreement.

     It is therefore agreed as follows:

     1. Employment.

     During the term of the Executive's employment under this agreement, the Company shall employ the Executive, and the Executive shall serve the Company, as the Company's Executive Vice President and Chief Financial Officer. The Executive shall have all of the duties and responsibilities customarily associated with the position of Executive Vice President and Chief Financial Officer of a publicly held company, shall report to the Company's President and Chief Executive Officer, and shall devote substantially all of his business time to the performance of his duties under this agreement. The Executive shall be a member of the Company's senior management team with such duties as the Company's President and Chief Executive Officer from time to time may assign to him.

     2. Term of Employment.

     The effective term of the Executive's employment under this agreement shall commence on October 27, 2000, and, subject to earlier termination upon the Executive's death or disability or pursuant to section 5, shall continue until the close of business on October 31, 2002.

     3. Compensation.

     3.1 Cash Compensation. As compensation for his services under this agreement, the Executive shall be entitled to a salary at the rate of $250,000 a year, payable in

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equal installments in accordance with the Company's customary payroll practices for its management employees. The Company shall review the Executive's performance annually (either prior to or within a reasonable period after the end of each fiscal year) and, in its sole discretion, may grant the Executive a bonus based on the Executive's performance and the Company's financial results during that fiscal year.

     3.2 Stock Options. In connection with his services for the Company, on the date of commencement of the Executive's employment (a) the Company shall grant to the Executive, pursuant to the Company's 2000 Stock Incentive Plan, a non-qualified stock option to purchase an aggregate of 300,000 shares of the Company's Common Stock at the fair market value on the date of grant and (b) the Company shall grant to the Executive an additional non-qualified option to purchase an aggregate of 100,000 shares of the Company's Common Stock at the fair market value on the date of grant. The terms of the options shall be set forth in separate agreements between the Executive and the Company.

     3.3 Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by the Executive in connection with the performance of his duties, upon presentation of appropriate vouchers covering the expenses.

     3.4 Fringe Benefits. The Executive (and his immediate family) shall be entitled to participate in all medical, dental, disability, life insurance and other fringe benefits and executive perquisites generally provided to the Company's senior executives.

     4. Disability or Death.

     4.1 Disability. If, as the result of any physical or mental disability, the Executive shall fail or be unable to perform his duties for a total of 120 days in any 12-month period, the Company may, by notice to the Executive, terminate his employment under this agreement as of the date of the notice.

     4.2 Payments on Disability. If the Executive's employment is terminated under section 4.1, the Executive shall be paid, in full discharge of all the Company's obligations to the Executive, (a) the Executive's full salary under section 3.1 until the date of termination, less the amount of any disability payments received by him under any disability insurance coverage provided to him and paid for by the Company, and (b) the amount of all expense reimbursements due for periods prior to termination.

     4.3 Payments on Death. The Executive's employment under this agreement


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shall be terminated upon his death and the Executive's estate shall be paid, in full discharge of all the Company's obligations to the Executive, (a) the Executive's full salary under section 3 through the date of death and (b) the amount of all expense reimbursements due for periods prior to death.

     5. Termination.

     5.1 Payments Upon Termination for Cause or Voluntary Termination. The Company may terminate the Executive's employment under this agreement for cause (as defined in section 5.3). If the Executive's employment under this agreement is terminated for cause pursuant to this section 5.1 or by the Executive voluntarily (other than for Good Reason, as defined in section 5.3), the Company shall pay to the Executive, in full discharge of its obligations to the Executive under this agreement, the accrued amount of the salary and benefits due to him through the date of termination and the amount of all expense reimbursements due to him for periods prior to termination.

     5.2 Payments Upon Termination for Other Reasons. If the Executive's employment under this agreement is terminated by the Company prior to the expiration of the term for any reason other than for cause or as a result of the Executive's death or disability, or if the Executive's employment under this agreement is terminated by the Executive for Good Reason, (a) all of the Executive's stock options shall then become fully vested, (b) the Company shall continue to pay to the Executive his full salary under section 3 for a period of twelve months following the date of termination and shall pay to the Executive any unpaid bonus previously authorized by the Company's board of directors, and
(c) the Company shall pay or reimburse the Executive for paying COBRA premiums for a period of twelve months following the date of termination for the health benefits (at the same level and cost as if the Executive was an employee of the Company) of the Executive and his dependents, provided that they are eligible and remain eligible for coverage under COBRA and timely elect such coverage. None of the payments provided for in this section 5.2 shall be reduced by any amounts earned or received by the Executive from any third party at any time. Without limiting the generality of the foregoing, if the Executive's employment under this agreement is terminated for any reason other than termination by the Company for cause or termination by the Executive without Good Reason, the Executive shall not have any obligation to mitigate damages.

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     5.3 Definitions. As used in this agreement:

     (a) the term "cause" shall be limited to mean (i) the conviction of the Executive of a felony; (ii) the conviction of the Executive of a crime involving any financial impropriety or that would materially interfere with the Executive's ability to perform his services under this agreement or that otherwise would be materially injurious to the Company; or (iii) the willful breach by the Executive in a material respect of his obligations under this agreement after ten days notice and an opportunity to cure; and

     (b) the term "Good Reason" shall be limited to mean the occurrence, without the express written consent of the Executive, of any of the following circumstances: (i) a material adverse alteration in the Executive's status in the Company, in the nature of the Executive's responsibilities, or in the material conditions of the Executive's employment, including an adverse change in the Executive's title from Executive Vice President and Chief Financial Officer or removal of the Executive from the position of Executive Vice President and Chief Financial Officer to the Company or any surviving entity of the Company following a merger or acquisition; (ii) the Company requiring that the Executive be based at a location that is not the Company's principal office or that is more than 50 miles from New York City, except for required travel on the Company's business; and (iii) the Company's breach of any of its material obligations under this agreement and the continuation of that breach for 10 days after written notice by the Executive to the Company.

     5.4 Time of Payments After Termination. Any amounts payable to the Executive or his estate after termination of his employment shall be paid periodically in the same amounts and at the same intervals as they would have been paid if the Executive's employment had not terminated.

     6. Confidential Information.

     The Executive shall not, directly or indirectly, either during his employment by the Company or at any time thereafter, disclose to anyone or use (except as authorized in the regular course of the Company's business) any information acquired by him during his employment with respect to any of the Company's trade secrets or other confidential information. For this purpose, information generally known to the public shall not be considered a trade secret or confidential information.

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     7. Non-Competition, etc

     7.1 Non-Competition. For a period of twelve months after the termination of the Executive's employment under this agreement, the Executive shall not directly or indirectly engage or be interested in any business or entity that engages, anywhere in the world, in any business competitive with any material segment of the business in which the Company and its subsidiaries are engaged at the time of termination of the Executive's employment or with any business activity that the Company or any subsidiary then has under active consideration. The restriction provided for in the previous sentence shall apply regardless of the reason for termination of the Executive's employment, except that it shall not apply after termination of the Executive's employment if the Executive's employment is terminated prior to the expiration of the two-year term due to the Executive's termination of his employment for Good Reason or due to termination by the Company without cause. For the purpose of this section 7.1, the Executive shall be deemed to be directly or indirectly interested in a business or entity if he is engaged or interested in that business or entity as a stockholder, director, officer, employee, agent, partner, consultant or otherwise, but not if his interest is limited solely to the passive ownership of 5% or less of any class of the equity or debt securities of a corporation whose shares are publicly traded.

     7.2 Non-Solicitation. The Executive shall not, for a period of 18 months after termination of his employment (regardless of the reason for termination), directly or indirectly employ or retain, solicit the employment or retention of, or be associated with any entity that employs or retains or solicits the employment or retention of, any person (other than his secretary) who was an employee of the Company or any of its subsidiaries at any time during the twelve months preceding the termination of the Executive's employment.

     7.3 Injunction. The Executive acknowledges that the remedy at law for breach of the provisions of sections 7.1 or 7.2 will be inadequate and that, in addition to any other remedy the Company may have, it shall be entitled to an injunction restraining any breach or threatened breach, without any bond or other security being required and without the necessity of showing actual damages.

     8. Merger or Sale of Assets.

     If the Company shall merge or consolidate with another corporation or shall transfer all or substantially all of its assets, this agreement shall be assigned to the successor in the merger or consolidation or the transferee of the assets, the Company shall cause the successor or transferee to assume all of the Company's obligations under this agreement, and the Executive shall thereafter be employed by the successor or transferee in accordance with the terms of this agreement. The Company's failure to obtain such assumption prior to the effectiveness of any

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such transaction shall be a breach of this agreement by the Company.

     9. Miscellaneous.

     9.1 Headings. The section headings of this agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this agreement.

     9.2 Notices. All notices and other communications under this agreement shall be in writing and shall be deemed given when delivered personally or mailed by certified or registered mail, return receipt requested, to the parties at their respective addresses set forth above (or to such other address as a party may have specified by notice given to the other party pursuant to this provision).

     9.3 Separability. The invalidity or unenforceability of any provision of this agreement shall not affect the validity or enforceability of any other provision of this agreement, which shall remain in full force and effect.

     9.4 Waiver. Either party may waive compliance by the other party with any provision of this agreement. The failure of a party to insist on strict adherence to any term of this agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this agreement. No waiver of any provision shall be construed as a waiver of any other provision. Any waiver must be in writing.

     9.5 Assignment. Neither party may assign any of its rights or delegate any of its duties under this agreement (other than as contemplated by section 8 of this agreement) without the prior consent of the other and any assignment or delegation in violation of this prohibition shall be void.

     9.6 Governing Law. This agreement shall be governed by and construed in accordance with the law of the state of New York applicable to agreements made and to be performed in New York.

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     9.7 Entire Agreement; No Oral Change. This agreement and the stock option agreements referred to in section 3.2 contain, and are intended as, a complete statement of all the terms of the arrangements between the parties, supersede any previous agreements and understandings between the parties, and cannot be changed or terminated orally.

                                   YOUTHSTREAM MEDIA NETWORKS, INC.


                                   By: /s/ JAMES G. LUCCHESI
                                      ------------------------------------------
                                           James G. Lucchesi
                                           President and Chief Financial Officer

AGREED:

/s/ IRWIN ENGELMAN
---------------------------
    Irwin Engelman

Date: 10/30/00
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